Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER 800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

June 16, 2017

Lantheus Holdings, Inc.

331 Treble Cove Road

North Billerica, MA 01862

Re:	Registration Statement on Form S-3 filed on December 12, 2016

(Registration No. 333-215055)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated December 12, 2016 (the “Base Prospectus”) and the prospectus supplement dated June 14, 2017 (together with the Base Prospectus, the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) by Lantheus Holdings, Inc. (the “Company”), a Delaware corporation, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offering of 3,000,000 shares of Company common stock, par value $0.01 per share (the “Shares”), by certain stockholders of the Company (the “Selling Stockholders”), which Shares are covered by the Registration Statement. The Shares are being sold pursuant to an underwriting agreement, dated June 14, 2017 (the “Underwriting Agreement”) among the Company, the Selling Stockholders and Credit Suisse Securities (USA) LLC and Cantor Fitzgerald & Co., as the underwriters.

We have acted as counsel for the Company in connection with the sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP